Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.	Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS THIRD QUARTER AND YEAR-TO-DATE 2009 RESULTS

Highlights

•	Third quarter TCE revenues were $207.3 million, down from $434.7 million in the year ago period driven by declines in spot rates across all international flag segments
•

Net loss attributable to the Company was $19.6 million or $0.73 per diluted share compared with net income attributable to the Company of $197.8 million, or $6.69 per diluted share in the same period a year ago

•	Cost cutting efforts and the redelivery of 13 vessels quarter-over-quarter resulted in significant reductions in G&A and vessel expenses, down 13% and 16%, respectively
•	Cash and short-term deposit balances increased, liquidity increased and commitments on construction contracts decreased, all compared with June 30, 2009 levels
•	New $389 million secured financing facility to finance/refinance five vessels constructed in China

New York – November 2, 2009 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the third quarter and nine months ended September 30, 2009.

For the quarter ended September 30, 2009, the Company reported time charter equivalent (TCE1) revenues of $207.3 million, a 52% decline from $434.7 million in 2008. The decline in TCE revenues was due to lower daily TCE rates earned by all of the Company’s international flag vessel classes, coupled with a 734 day decrease in revenue days. Average daily TCE rates earned by the Company’s international crude oil tankers declined 65% to $21,204 per day and international product carriers declined 34% to $16,242 per day. The decrease in revenue days was predominantly due to the redelivery of a net 13 vessels quarter-over-quarter. Net loss attributable to the Company (Loss2) was $19.6 million, or $0.73 per diluted share, compared with net income attributable to the Company (Earnings2) of $197.8 million, or $6.69 per diluted share, in the same period a year ago. Special Items, which included vessel write-downs, totaled $6.7 million, or $0.25 per diluted share, reduced the Loss in the third quarter of 2009 (see Special Items later in this press release), compared with Special Items that totaled $54.9 million, or $2.22 per diluted share, that increased Earnings in the same period a year ago. Period-over-period diluted EPS reflects the Company’s repurchase of 6% of total shares outstanding since September 30, 2008.

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1  See Appendix 1 for reconciliation of TCE revenues to shipping revenues and EBITDA to Earnings, which are non-GAAP measures

2  Effective January 1, 2009, OSG adopted an accounting standard that changed the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. The new standard required retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of the new standard will be applied prospectively. The adoption of the new standard did not have a material impact on the Company’s financial statements. References to Results, Earnings or Loss refers to Net Income / (Loss) attributable to Overseas Shipholding Group, Inc.

Morten Arntzen, President and CEO, said, "As expected, we faced very tough market conditions during the third quarter. Year-over-year contractions in global oil demand and oil production, notably by Saudi Arabia, were exacerbated by continued poor refining environments. New tanker deliveries year-to-date increased vessel supply, which was partially offset by slippage in the tanker orderbook and by use of tankers for storage of both crude oil and refined petroleum products. These elements combined to drive shipping rates down significantly, at times into negative territory. While our quarterly financial results were disappointing on an absolute basis, our relative commercial performance was positive as we again outperformed average rates in the period. We continue to stay focused on tightening our belts with significant quarter-over-quarter reductions in G&A, charter-hire and vessel expenses.”

Arntzen concluded, “Although the near-term tanker market looks challenging, our diversified portfolio of modern assets, book of term business, fortress balance sheet and conservative financial management ensures that we will weather this storm and be better positioned than our competitors to benefit from a rebound in the tanker markets."

For the nine months ended September 30, 2009, the Company reported TCE revenues of $748.5 million, a 37% decrease from $1.2 billion in 2008. The year-over-year decline in TCE revenues was due to lower TCE rates earned across all international flag vessel classes. Earnings for the first nine months were $93.3 million, or $3.47 per diluted share, compared with Earnings of $397.2 million, or $12.99 per diluted share, a year ago. Earnings in the first nine months of 2009 included Special Items that increased Earnings by $100.5 million, or $3.74 per diluted share, compared with Special Items that totaled $39.5 million, or $1.77 per share, that increased Earnings in the same period a year earlier.

The Company’s U.S. Flag fleet includes four single hull product carriers with limited remaining useful lives (two are to be phased out in 2012 and two in 2013) and one 1977-built double hull tanker with a less efficient gas turbine engine. As a result of negative market factors and current recessionary economic conditions, OSG has put three of its four single hull product carriers in lay up for varying amounts of time in 2009 and has evaluated future employment opportunities for the Overseas Diligence, the above mentioned 1977-built tanker, after it completes its service in lightering, which is expected to occur in the first half of 2010. The Company was recently informed that the time charter for the Overseas Philadelphia, a single hull vessel, will be not be extended beyond its current expiry in January 2010. This vessel is required to be phased out by May 2012 and its next special survey is scheduled to occur in the first half of 2010. Accordingly, the Company recorded a charge of $12.5 million to write-down the carrying amount of the Overseas Diligence and Overseas Philadelphia to their estimated fair values as of September 30, 2009.

Segment Information

TCE revenues in the third quarter of 2009 for the Crude Oil segment were $99.8 million, a decline of $195.3 million, or 66%, from $295.1 million in the same period of 2008. The decrease was principally due to dramatically lower average spot rates earned across all vessel classes. TCE revenues for the Product Carrier segment were $46.0 million, a decline of $34.6 million, or 43%, from $80.6 million in the year earlier period. The decrease was due to lower average spot rates earned by the LR1s and the medium-range (MR) product carriers and a decrease in revenue days attributable to the redelivery of 13 single hull MRs after September 30, 2008. TCE revenue for the U.S. Flag segment were $59.5 million, an increase of $4.9 million, or 9%, from $54.6 million in the same quarter last year. The increase was principally due to higher time charter rates on charter agreements executed in 2006 for three newbuild product carriers that delivered subsequent to June 30, 2008, partially offset by an increase in out-of-service days attributable to the lay up of four U.S. Flag vessels for all or part of the third quarter. For more detail, see Spot and Fixed TCE Rates Achieved and Revenue Days later in the press release.

Additional Detail on Quarterly Results

Total operating expenses before Special Items further described below, declined 15%, or $45.8 million, to $265.7 million compared with $311.5 million in the corresponding quarter in 2008. Period-over-period changes included:

•

Vessel expenses decreased to $66.7 million, or 16%, from $79.4 million principally due to the timing of delivery of stores and spares, reductions in repairs, a reduction in costs related to a fixed rate technical management agreement with DHT Maritime, Inc. (that was renegotiated in early 2009), the redelivery of 13 older product carriers, and reduced levels of expenses for U.S. Flag vessels in lay up during the third quarter;

•	Charter hire expenses were $93.5 million, a 19% decrease from $115.3 million, principally due to lower profit share due to owners;
•

Depreciation and amortization was $41.0 million, a 12% decline from $46.4 million, principally due to two U.S. Flag vessels being classified as held for sale (for which depreciation ceased) and the redelivery of 13 single hull MR product carriers subsequent to September 30, 2008; and

•

G&A expenses decreased 13% to $28.3 million from $32.4 million. Lower G&A was due to Companywide cost control efforts that included reductions in compensation and benefits paid to shoreside staff and lower consulting, legal, travel and entertainment and other discretionary expenditures. In addition, the Company incurred $1.7 million of expenses associated with the expected tender offer for OSG America L.P. in the current quarter.

Special Items

Other items that increased reported results in the third quarter of 2009 aggregated $6.7 million, or $0.25 per share, and included:

•

$13.3 million gain on vessel sale, or $0.50 per diluted share, resulting principally from the termination of a time charter-in contract due to the vessel owner’s breach of the underlying charter party agreement. OSG redelivered the VLCC four years earlier than planned and reversed the unamortized balance of the deferred gain that arose from the 2006 sale leaseback transaction;

•	$12.5 million, or $0.36 per diluted share, associated with the write-down of two U.S. Flag tankers, the Overseas Philadelphia and Overseas Diligence;
•	$5.1 million, or $0.19 per diluted share, benefit related to the reversal of previously recorded shipyard contract termination charges;
•	$1.7 million, or $0.05 per diluted share, related to costs associated with OSG’s expected tender offer for OSG America L.P.; and
•	$0.7 million, or $0.03 per diluted share, related to a negative change in the mark-to-market balance of unrealized freight derivative positions.

For a detailed schedule of these special items in the current, year-to-date and corresponding historical periods, see “Reconciling Information,” which is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

Liquidity and Other Key Metrics

Liquidity and Credit Metrics as of September 30, 2009 were:

•	Cash and short-term investment balances (which consist of time deposits with maturities greater than 90 days) were $633 million, up from $571 million in June 2009;
•	Total debt was $1.6 billion, up from $1.4 billion as of December 31, 2008 due to borrowings under the company’s new CEXIM credit facility, discussed further below;
•	Availability under the Company’s secured and unsecured credit facilities totaled $1.2 billion, up from $1.1 billion in June 2009;
•	Net debt was $918.7 million at September 30, 2009;
•

Liquidity[3], including undrawn bank facilities, was approximately $1.9 billion and liquidity-adjusted debt to capital[4] was 32.1%, a decrease from 35.5% as of December 31, 2008, adjusted to reflect the reclassification of the noncontrolling interest to equity in accordance with accounting guidance that became effective in 2009;

•	Total equity was $1.9 billion;

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3  Liquitidy is defined as cash plus short-term investments plus Capital Construction Fund plus availability under the Company’s secured and unsecured credit facilities.

4  Liquidity-adjusted debt is defined as long-term debt reduced by cash, short-term investments and the Capital Construction Fund.

•	Construction contract commitments were $495 million, a decrease of $140 million from June 2009 levels; and
•	Principal repayment obligations are less than $38 million per annum through 2011.

Fixed Revenue - Aggregate future revenues associated with noncancelable time charters as of September 30, 2009, totaled $859.6 million, down from $1.1 billion at September 30, 2008. Fixed revenue for the balance of 2009 totaled $79.7 million and includes $75.9 million of time charter revenues and $3.9 million from time charters entered into by certain of the Company’s commercial pools. The Company’s level of fixed revenue, expected cash generated from operations and current debt capacity well exceed its lease, debt, capital and other operating commitments for the remainder of 2009 and for 2010.

Quarterly Dividend Announced - On September 16, 2009, the Board declared a quarterly dividend of $0.4375 per share to stockholders of record on November 9, 2009, payable on November 24, 2009.

Quarterly Events and Other Activities

New Credit Facility - During the quarter, OSG entered into a $389 million, 12-year secured facility with The Export-Import Bank of China, borrowings under which three VLCC and two Aframax crude oil tankers constructed in China are financed. During September, the Company borrowed $299 million on the facility.

Update on Tender Offer for OSG America L.P. - On September 24, 2009, OSG announced an increase in the price it will offer to pay for all of the outstanding publicly held common units of OSG America L.P. (OSG America; NYSE: OSP) to $10.25 in cash per unit. The tender offer is expected to commence the first week of November after all necessary documentation is completed.

Delivery of FSO Vessels Delayed - Delivery to Maersk Oil Qatar AS (MOQ) under service contracts of the FSO Africa and FSO Asia, two ULCCs being converted to Floating Storage and Offloading (FSO) service vessels, has been delayed. The vessels are owned by joint ventures in which OSG and Euronav N.V. (Euronext Brussels: EURN) each has a 50% interest. The joint venture owner of the FSO Asia has notified MOQ that the FSO Asia will begin providing FSO services on November 11, 2009, before the November 19, 2009 cancellation date after which MOQ has the right to terminate both the FSO Asia and the FSO Africa service contracts. The FSO Africa is expected to deliver to MOQ in the first two months of 2010. Under the terms of the service contracts, if the conversion of the FSO Africa is not completed and the FSO Africa does not begin providing FSO services to MOQ by January 19, 2010 (the “Africa Cancellation Date”), MOQ has the right to terminate both the FSO Africa and the FSO Asia service contracts. It is uncertain whether the conversion of the FSO Africa will be completed and the vessel will be able to begin providing FSO services to MOQ by the Africa Cancellation Date. MOQ has notified the joint venture partners that MOQ reserves all of its rights if the FSO Africa does not begin providing services by the Africa Cancellation Date.

Management believes that both the FSO Asia and the FSO Africa are critical to MOQ’s multi-billion dollar expansion on the Al Shaheen field and that MOQ is unlikely to exercise its rights to terminate either or both of the service contracts if the FSO Africa does not begin providing FSO services by the Africa Cancellation Date. However, no assurance can be given that the FSO Africa will begin providing FSO services by the Africa Cancellation Date, or that in any such event, MOQ will not exercise its rights to terminate either or both service contracts or request changes to contract terms.

Crude Oil

•	Two bareboat chartered-in Panamaxes redelivered, the Overseas Cleliamar and Overseas Polys, on August 21, 2009 and September 25, 2009, respectively.
•	The Ardenne Venture, a time-chartered-in VLCC, redelivered September 8, 2009.
•	The time charter-in contract of the Samho Crown was terminated on September 10, 2009.

Products

•

During the quarter OSG purchased the Overseas Skopelos, a 50,000 dwt MR product carrier. The high specification IMO III vessel is the Company’s first owned newbuilding MR delivery in five years and marks the beginning of OSG’s strategic MR fleet renewal program allowing the Company to continue to service its customers following the re-delivery of 13 single hull tankers in the last 12 months. The vessel is expected to deliver during the first week of November 2009.

•

A single hull MR product carrier, Overseas Jamar, redelivered on August 8, 2009. Five other single hull MR product carriers, the Overseas Athens, Overseas Ermar, Overseas Fulmar, Overseas Allenmar and Overseas Primar, redelivered in July. OSG’s remaining international flag product carrier fleet is now fully double hull.

•	The Atlantic Pisces delivered on July 20, 2009. The vessel, a 47,000 dwt MR product carrier, has been time chartered-in for 10 years.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for the three months ended September 30, 2009 for the International Crude Oil and Product Carrier segments between spot and fixed charter rates and the related revenue days. The Company has entered into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters. The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under “Fixed Earnings.” The information in these tables is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Revenue days in the quarter ended September 30, 2009 totaled 9,238 compared with 9,972 in the same period a year earlier. A summary fleet list by vessel class can be found later in this press release.

Three Months Ended Sep. 30, 2009				Three Months Ended Sep. 30, 2008
	Spot Earnings	Fixed Earnings	Total	Spot Earnings	Fixed Earnings	Total
Business Unit – Crude Oil
VLCC[1]
Average TCE Rate	$22,977	$38,920		$113,358	$77,945
Number of Revenue Days	436	890	1,326	1,035	435	1,470
Suezmax
Average TCE Rate	$14,000	$ —		$55,716	$ —
Number of Revenue Days	206	—	206	199	—	199
Aframax
Average TCE Rate	$9,266	$30,972		$52,803	$31,962
Number of Revenue Days	920	313	1,233	845	383	1,228
Aframax – Lightering
Average TCE Rate	$17,844	$ —		$29,598	$ —
Number of Revenue Days	890	—	890	649	—	649
Panamax[2]
Average TCE Rate	$14,298	$24,940		$39,225	$26,554
Number of Revenue Days	592	368	960	659	460	1,119
Other Crude Oil Revenue Days	92	—	92	180	—	180
Total Crude Oil Revenue Days	3,136	1,571	4,707	3,567	1,278	4,845
Business Unit – Refined Petroleum Products
Aframax (LR2)
Average TCE Rate	$ —	$17,046		$ —	$ —
Number of Revenue Days	—	92	92	—	—	—
Panamax (LR1)
Average TCE Rate	$14,813	$ —		$40,507	$18,566
Number of Revenue Days	364	—	364	184	184	368
Handysize (MR)
Average TCE Rate	$11,766	$22,333		$31,412	$20,250
Number of Revenue Days	1,279	1,095	2,374	1,023	1,900	2,923
Total Refined Pet. Products Rev. Days	1,643	1,187	2,830	1,207	2,084	3,291
Business Unit – U.S. Flag
Number of Revenue Days	691	918	1,609	718	964	1,682
Other – Number of Revenue Days	—	92	92	—	154	154
Total Revenue Days	5,470	3,768	9,238	5,492	4,480	9,972

1Excludes ULCCs. The revenue days for the ULCCs are included in Other Crude Oil.

2Includes one vessel performing a bareboat charter-out during the three months ended September 30, 2009 and 2008.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	Sep. 30, 2009	Sep. 30, 2008	Sep. 30, 2009	Sep. 30, 2008
Shipping Revenues:
Pool revenues	$78,352	$277,782	$320,195	$727,246
Time and bareboat charter revenues	79,289	92,702	250,632	275,563
Voyage charter revenues	85,935	102,188	280,209	308,763
	243,576	472,672	851,036	1,311,572
Operating Expenses:
Voyage expenses	36,278	37,938	102,564	114,890
Vessel expenses	66,673	79,395	210,151	230,049
Charter hire expenses	93,505	115,271	309,442	309,310
Depreciation and amortization	40,977	46,436	129,748	141,342
General and administrative	28,313	32,430	84,720	104,224
Severance and relocation costs	-	-	2,317	-
Shipyard contract termination costs	(5,141)	-	27,074	-
Gain on disposal of vessels, net of impairment	(830)	(31,517)	(128,125)	(55,208)
Total Operating Expenses	259,775	279,953	737,891	844,607
Income / (Loss) from Vessel Operations	(16,199)	192,719	113,145	466,965
Equity in income of affiliated companies	2,480	3,574	6,068	8,951
Operating Income / (Loss)	(13,719)	196,293	119,213	475,916
Other income / (expense)	873	10,491	1,354	(32,944)
	(12,846)	206,784	120,567	442,972
Interest expense	10,933	12,295	33,208	47,849
Income / (Loss) before Federal Income Taxes	(23,779)	194,489	87,359	395,123
Credit for federal income taxes	1,850	1,071	6,153	1,842
Net Income / (Loss)	(21,929)	195,560	93,512	396,965
Less: Net (Income) / Loss Attributable to the Noncontrolling Interest	2,305	2,280	(180)	245
Net Income / (Loss) Attributable to Overseas Shipholding Group, Inc.	$(19,624)	$197,840	$93,332	$397,210
Weighted Average Number of Common Shares Outstanding:
Basic	26,864,527	29,353,025	26,863,817	30,358,628
Diluted	26,864,527	29,572,378	26,871,110	31,572,611
Per Share Amounts:
Basic net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(.73)	$6.74	$3.47	$13.08
Diluted net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(.73)	$6.69	$3.47	$12.99
Cash dividends declared	$0.44	$0.44	$1.75	$1.50

TCE Revenue by Segment

The following table reflects TCE revenues generated by the Company’s three reportable segments for the three and nine months ended September 30, 2009 and 2008 and excludes the Company’s proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of time charter equivalent revenues to shipping revenues.

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
($ in thousands)	2009	% of Total	2008	% of Total	2009	% of Total	2008	% of Total
International Flag
Crude Tankers	$99,805	48.1	$295,099	67.9	$387,936	51.8	$798,908	66.8
Product Carriers	45,966	22.2	80,589	18.5	180,732	24.2	218,593	18.3
Other	1,978	1.0	4,458	1.0	5,869	0.8	20,124	1.7
U.S.	59,549	28.7	54,588	12.6	173,935	23.2	159,057	13.2
Total TCE Revenues	$207,298	100.0	$434,734	100.0	$748,472	100.0	$1,196,682	100.0

Income from Vessel Operations by Segment

The following table reflects income from vessel operations for the three and nine months ended September 30, 2009 and 2008 accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, severance and relocation costs, shipyard contract termination costs and gain/(loss) on disposal of vessels.

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
($ in thousands)	2009	% of Total	2008	% of Total	2009	% of Total	2008	% of Total
International Flag
Crude Tankers	$5,309	86.4	$164,718	85.1	$74,259	74.9	$436,567	84.6
Product Carriers	(5,207)	(84.8)	20,816	10.7	6,007	6.1	52,164	10.1
Other	(266)	(4.3)	918	0.5	(639)	(0.6)	5,381	1.0
U.S.	6,307	102.7	7,180	3.7	19,504	19.6	21,869	4.3
Total Income from Vessel Operations	$6,143	100.0	$193,632	100.0	$99,131	100.0	$515,981	100.0

Reconciliation of income from vessel operations of the segments to income / (loss) before federal income taxes, including net income attributable to noncontrolling interest, as reported in the consolidated statements of operations follow:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2009	2008	2009	2008
Total income from vessel operations of all segments	$6,143	$193,632	$99,131	$515,981
General and administrative expenses	(28,313)	(32,430)	(84,720)	(104,224)
Severance and relocation costs	-	-	(2,317)	-
Shipyard contract termination costs	5,141	-	(27,074)	-
Gain on disposal of vessels	830	31,517	128,125	55,208
Consolidated income / (loss) from vessel operations	(16,199)	192,719	113,145	466,965
Equity in income of affiliated companies	2,480	3,574	6,068	8,951
Other income/ (expense)	873	10,491	1,354	(32,944)
Interest expense	(10,933)	(12,295)	(33,208)	(47,849)
Income / (loss) before federal income taxes	($23,779)	$194,489	$87,359	$395,123

Consolidated Balance Sheets

($ in thousands)	Sep. 30, 2009	Dec. 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$583,170	$343,609
Short-term investments	50,000	-
Voyage receivables	143,081	219,500
Other receivables, including federal income taxes recoverable	66,364	64,773
Inventories, prepaid expenses and other current assets	82,890	50,407
Total Current Assets	925,505	678,289
Capital Construction Fund	40,679	48,681
Restricted cash	7,945	-
Vessels and other property, less accumulated depreciation	2,738,320	2,683,147
Vessels under capital leases, less accumulated amortization	-	1,101
Vessels held for sale	-	53,975
Deferred drydock expenditures, net	63,386	79,837
Total Vessels, Deferred Drydock and Other Property	2,801,706	2,818,060
Investments in affiliated companies	155,345	98,620
Intangible assets, less accumulated amortization	100,962	106,585
Goodwill	9,589	9,589
Other assets	45,362	130,237
Total Assets	$4,087,093	$3,890,061

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$158,885	$167,615
Current installments of long-term debt	33,155	26,231
Current obligations under capital leases	-	1,092
Total Current Liabilities	192,040	194,938
Long-term debt	1,592,598	1,396,135
Deferred gain on sale and leaseback of vessels	93,152	143,948
Deferred federal income taxes and other liabilities	264,188	330,407
Equity
Overseas Shipholding Group, Inc. stockholders’ equity	1,851,049	1,722,867
Noncontrolling interest	94,066	101,766
Total Equity	1,945,115	1,824,633
Total Liabilities and Equity	$4,087,093	$3,890,061

Consolidated Statements of Cash Flows

($ in thousands)	Nine Months Ended Sep. 30,
	2009	2008
Cash Flows from Operating Activities:
Net income	$93,512	$396,965
Items included in net income not affecting cash flows:
Depreciation and amortization	129,748	141,342
Amortization of deferred gain on sale and leasebacks	(34,336)	(36,350)
Deferred compensation relating to restricted stock and stock option grants	9,969	9,204
Provision / (credit) for deferred federal income taxes	(7,000)	(1,809)
Unrealized (gains)/losses on forward freight agreements and bunker swaps	(1,200)	6,152
Undistributed earnings of affiliated companies	8,894	(3,195)
Other – net	7,273	9,602
Items included in net income related to investing and financing activities:
Loss on sale or write-down of securities	3,290	193
Gain on disposal of vessels	(128,125)	(55,208)
Payments for drydocking	(24,590)	(40,732)
Distributions from subsidiaries to noncontrolling interest owners	(7,880)	(7,033)
Changes in operating assets and liabilities	148,633	(122,801)
Net cash provided by operating activities	198,188	296,330
Cash Flows from Investing Activities:
Short-term investments	(50,000)	—
Purchases of marketable securities	—	(15,112)
Sale of marketable securities	159	5,327
Expenditures for vessels	(362,548)	(458,181)
Withdrawals from Capital Construction Fund	8,265	82,385
Proceeds from disposal of vessels	301,182	272,241
Expenditures for other property	(3,093)	(9,197)
Distributions from affiliated companies – net	8,822	14,196
Shipyard contract termination payments	(20,476)	—
Other – net	2,120	112
Net cash used in investing activities	(115,569)	(108,229)
Cash Flows from Financing Activities:
Increase in restricted cash	(7,945)	—
Purchases of treasury stock	(1,013)	(199,918)
Issuance of debt, net of issuance costs	299,156	110,812
Payments on debt and obligations under capital leases	(96,870)	(226,219)
Cash dividends paid	(35,338)	(32,493)
Issuance of common stock upon exercise of stock options	334	513
Other – net	(1,382)	(540)
Net cash provided by / (used in) in financing activities	156,942	(347,845)
Net increase/(decrease) in cash and cash equivalents	239,561	(159,744)
Cash and cash equivalents at beginning of year	343,609	502,420
Cash and cash equivalents at end of period	$583,170	$342,676

Fleet Information

As of September 30, 2009, OSG’s owned, operated and newbuild fleet totaled 128 International Flag and U.S. Flag vessels compared with 156 at September 30, 2008. Fifty-six percent, or 72 vessels, were owned as of September 30, 2009, with the remaining vessels bareboat or time chartered-in. Adjusted for OSG’s participation interest in joint ventures and chartered-in vessels, the fleet totaled 121.3 vessels. OSG’s newbuild program totaled 26 vessels (16 owned and 10 chartered-in) across its crude oil, product and U.S. Flag lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

Fleet Detail

Vessel Type	Vessels Owned		Vessels Chartered-in		Total at Sep. 30, 2009
Operating Fleet	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including ULCC)	8	8.0	7	5.9	15	13.9	4,735,659
Suezmax	-	-	2	2.0	2	2.0	317,000
Aframax	6	6.0	8	6.4	14	12.4	1,571,060
Panamax	9	9.0	-	-	9	9.0	626,834
Lightering	2	2.0	4	3.0	6	5.0	536,645
International Flag Crude Tanker	25	25.0	21	17.3	46	42.3	7,787,198
Aframax (LR2)	-	-	1	1.0	1	1.0	104,024
Panamax (LR1)	2	2.0	2	2.0	4	4.0	297,374
Handysize[1] (MR)	10	10.0	15	15.0	25	25.0	1,179,583
International Flag Product Carrier	12	12.0	18	18.0	30	30.0	1,580,981
Car Carrier	1	1.0	-	-	1	1.0	16,101
Total Int’l Flag Operating Fleet	38	38.0	39	35.3	77	73.3	9,384,280
Handysize	4	4.0	7	7.0	11	11.0	515,025
ATB	7	7.0	-	-	7	7.0	204,150
Lightering	3	3.0	-	-	3	3.0	115,708
Total U.S. Flag Operating Fleet[2]	14	14.0	7	7.0	21	21.0	834,883
LNG Fleet	4	2.0	-	-	4	2.0	864,800 cbm
TOTAL OPERATING FLEET	56	54.0	46	42.3	102	96.3	10,219,163 864,800 cbm
Newbuild/Conversion Fleet
International Flag
VLCC	3	3.0	-	-	3	3.0	893,000
FSO	2	1.0	-	-	2	1.0	883,548
Panamax (LR1)	4	4.0	-	-	4	4.0	294,000
Handysize (MR)	5	5.0	4	4.0	9	9.0	445,350
Chemical Tanker	-	-	1	1.0	1	1.0	19,900
U.S. Flag
Product Carrier	-	-	5	5.0	5	5.0	234,075
Lightering ATB	2	2.0	-	-	2	2.0	91,112
TOTAL NEWBUILD FLEET	16	15.0	10	10.0	26	25.0	2,860,985
TOTAL OPERATING & NEWBUILD FLEET	72	69.0	56	52.3	128	121.3	13,080,148 864,800 cbm

1Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carrier segment

2Overseas New Orleans and OSG 214 were in lay up as of September 30, 2009

Average Age of International Operating Fleet

The table below reflects the average age of the Company’s owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG’s Owned Fleet at 9/30/09	Average Age of OSG’s Owned Fleet at 9/30/08	Average Age of World Fleet at 10/1/09*
VLCC (including ULCC)	8.8 years	7.7 years	8.0 years
Aframax	7.7 years	9.3 years	7.6 years
Panamax**	6.2 years	5.0 years	7.3 years
Handysize	7.1 years	6.1 years	8.2 years

*Source: Clarkson database as of October 1, 2009.

**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off Hire and Scheduled Drydock

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the third quarter of 2009 and anticipated days off hire for the above-mentioned events by class for the fourth quarter of 2009.

	Actual Days Off Hire	Projected Days Off Hire
	Q309	Q409
Trade – Crude Oil
VLCC (including ULCC)	12	39
Suezmax	-	4
Aframax	65	65
Panamax	7	5
Trade – Refined Petroleum Products
Aframax (LR2)	-	-
Panamax (LR1)	4	10
Handysize (MR)	39	79
Trade – U.S. Flag
Product Carrier	4	57
ATB	31	48
Other	4	3
Total	166	310

Third quarter 2009 excludes 284 days associated with four U.S. Flag vessels in lay up: the OSG 214, Overseas Galena Bay, Overseas Puget Sound and Overseas New Orleans. Projected off hire days exclude 344 days (Q409) associated with U.S. Flag vessels expected to be in lay up.

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation

Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2009	2008	2009	2008
Time charter equivalent revenues	$207,298	$434,734	$748,472	$1,196,682
Add: Voyage Expenses	36,278	37,938	102,564	114,890
Shipping revenues	$243,576	$472,672	$851,036	$1,311,572

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

EBITDA Reconciliation

The following table shows reconciliations of net income / (loss) attributable to the Company as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2009	2008	2009	2008
Net income / (loss) attributable to OSG	($19,624)	$197,840	$93,332	$397,210
Credit for income taxes	(1,850)	(1,071)	(6,153)	(1,842)
Interest expense	10,933	12,295	33,208	47,849
Depreciation and amortization	40,977	46,436	129,748	141,342
EBITDA	$30,436	$255,500	$250,135	$584,559

EBITDA represents operating earnings excluding net income attributable to the noncontrolling interest, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income/(loss) attributable to the Company or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2009	2008	2009	2008
Expenditures for vessels	$180,939	$205,921	$362,548	$458,181
Investments in and advances to affiliated companies	37,363	30	84,422	5,764
Payments for drydockings	10,415	13,119	24,590	40,732
	$228,717	$219,070	$471,560	$504,677

Appendix 3 – Fourth Quarter 2009 TCE Rates

The Company has achieved the following average estimated TCE rates for the fourth quarter of 2009 for the percentage of days booked for vessels operating through October 23, 2009. The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs. In addition, information presented for VLCCs as fixed includes management’s expectations with respect to the synthetic time charters entered into by the Company.

		Fourth Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 10/23/09	Open as of 10/23/09	Total	% Days Booked
Business Unit – Crude Oil
VLCC– Spot	$20,000	251	172	423	59%
VLCC – Fixed	$42,000	539	371	910	59%
Suezmax – Spot	$20,000	72	114	186	39%
Aframax – Spot	$10,000	333	563	896	37%
Aframax – Fixed	$21,000	176	—	176	100%
Aframax Lightering	$22,500	215	592	808	27%
Panamax – Spot	$15,500	86	370	456	19%
Panamax – Time	$24,000	367	—	367	100%
Business Unit – Refined Petroleum Products
Panamax (LR1) – Spot	$15,000	72	296	368	20%
Handysize (MR) – Spot	$11,500	445	847	1,292	34%
Handysize (MR)– Time	$21,000	1,078	—	1,078	100%
Business Unit – U.S. Flag
Product Carrier – Time	$44,500	736	—	736	100%
ATB – Spot	$35,000	110	213	323	34%
ATB – Time	$32,000	153	—	153	100%

Appendix 4 – 2010 Fixed TCE Rates

The following table shows average estimated TCE rates and associated days booked for 2010 as of October 23, 2009.

	Fixed Rates and Revenue Days as of 10/23/09
	Q1 2010	Q2 2010	Q3 2010	Q4 2010
Business Unit – Crude Oil
Aframax
Average TCE Rate	$22,000	$22,000	$22,000	$ —
Number of Revenue Days	135	107	74	—
Panamax[1]
Average TCE Rate	$19,500	$18,500	$18,000	$18,500
Number of Revenue Days	357	328	276	227
Business Unit – Refined Petroleum Products
Handysize
Average TCE Rate	$21,000	$21,000	$21,000	$21,000
Number of Revenue Days	1,036	801	736	720
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$47,000	$50,000	$50,500	$50,500
Number of Revenue Days	628	726	828	828
ATB
Average TCE Rate	$34,000	$34,000	$34,000	$ —
Number of Revenue Days	90	91	46	—

1Includes one vessel on bareboat charter.

# # #

Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET. Call-in information is (877) 941-8416 (domestic) and (480) 629-9808 (international). The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section. Additionally, a replay of the call will be available by telephone until November 9, 2009; the number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode for the replay is 4170656.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, OSG’s intention to tender for the outstanding common units of OSG America L.P., estimated TCE rates achieved for the fourth quarter of 2009 and estimated TCE rates for 2010, projected scheduled drydock and off hire days for the fourth quarter of 2009, projected locked-in charter revenue and locked-in time charter days, expected cash generated from operations for the balance of 2009 and 2010, timely delivery of newbuildings in accordance with contractual terms, prospects of the FSO Africa being delivered prior to the FSO Africa Cancellation Date and of MOQ exercising its right to terminate the service contracts if there is a late delivery, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand. These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2008 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.